                                                                      EXHIBIT 11

                   INTERNATIONAL ASSETS HOLDING CORPORATION
                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

               For the Nine Months Ended June 30, 2001 and 2000

                                                                                  2001 (1)                2000
                                                                                  --------                ----
Basic (Loss) Earnings Per Share

Numerator:
  Net (loss) income                                                            $ (2,222,728)            $  478,728

Denominator:
  Weighted average number of common shares outstanding                            2,225,479              2,099,815

Basic (loss) earnings per share                                                $      (1.00)            $     0.23

Diluted (Loss) Earnings Per Share

Numerator:
  Net (loss) income                                                            $ (2,222,728)            $  478,728

Denominator:
  Weighted average number of common shares outstanding                            2,225,479              2,099,815

  Weighted average number of net common shares that would be issued upon exercise of dilutive options assuming proceeds used to repurchase shares
  pursuant to the treasury stock method (2)                                               -                279,367

  Weighted average number of common shares and dilutive
  potential common shares outstanding                                             2,225,479              2,379,182

Diluted (loss) earnings per share                                              $      (1.00)            $     0.20

----------------------------------------------------------------------------------------------------------------------

(1) Diluted loss per share is the same as basic loss per share due to the net loss in 2001.

(2) The treasury stock method recognizes the use of proceeds that could be obtained upon exercise of options in computing diluted earnings per share. It assumes exercise of options as of the beginning of the period or when issued, if later, and that any proceeds would be used to purchase common stock at the average market price during the period.

                                                                      EXHIBIT 11

                   INTERNATIONAL ASSETS HOLDING CORPORATION
                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

               For the Three Months Ended June 30, 2001 and 2000

                                                                                 2001 (1)                2000
                                                                                 --------                ----
Basic Loss Per Share

Numerator:
  Net loss                                                                     $  (740,363)           $  (141,305)

Denominator:
  Weighted average number of common shares outstanding                           2,239,725              2,181,347

  Basic loss per share                                                         $     (0.33)           $     (0.06)

Diluted Loss Per Share

Numerator:
  Net loss                                                                     $  (740,363)           $  (141,305)

Denominator:
  Weighted average number of common shares outstanding                           2,239,725              2,181,347

  Weighted average number of common shares and dilutive
  potential common shares outstanding                                            2,239,725              2,181,347

  Diluted loss per share                                                       $     (0.33)           $     (0.06)

--------------------------------------------------------------------------------------------------------------------

(1) Diluted loss per share is the same as basic loss per share due to the net loss in 2001 and 2000.

                                       2